PRINCIPAL FUNDS, INC.
SUB-ADVISORY  AGREEMENT


AGREEMENT executed as of September 15, 2017, by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called the "Manager"), and LOGAN CIRCLE PARTNERS, L.P. (hereinafter called the "Sub-Advisor") .

W I T N E S S E T H:

      WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Funds, Inc. (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");
and

       WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for all or a portion of the assets of each Series of the Fund identified in Appendix A hereto, as may be amended from time to time (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

      WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the "Management Agreement")
with the Fund

(b)	The  Fund's registration statement and financial
statements  as filed with the Securities and Exchange
Commission (the "SEC");

(c)	The Fund's Articles of Incorporation and By-laws

(d)	Policies, procedures  or  instructions  adopted  or
approved by the Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.

       NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment  of Sub-Advisor
In accordance with and subject to the Management
Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the "Allocated Assets"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-
Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations  of and Services to be Provided by the Sub-
Advisor
The Sub-Advisor will:
(a)	Provide investment advisory services, including but
not limited to research, advice and supervision for
the Allocated Assets of each Series.
(b)	Furnish to the Board of Directors of the Fund for
approval (or any appropriate committee of such
Board), and revise from time to time as
conditions require, a recommended investment
program for each Series consistent with each
Series' respective investment objective(s) and
policies and any specific criteria applicable to
the Allocated Assets.
(c)	Implement the approved investment program for
the Allocated Assets by  placing orders for the
purchase and sale of securities w ithout prior
consultation with the Manager and without regard
to the length of time the securities have been held,
the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's registration statement, Articles of
Incorporation and Bylaws and the requirements of
the 1940 Act, as each of the same shall be from
time to time in effect.
(d)	Advise and assist the officers of the Fund, as
requested by the officers, in taking such steps as
are necessary or appropriate to carry out the
decisions of its Board of Directors, and any
appropriate committees of such Board, regarding
the general conduct of the investment business of
each Series.
(e)	Maintain, in connection with the Sub-Advisor 's
investment advisory services provided to the
Allocated Assets, compliance with the 1940 Act
and the regulations adopted by the SEC
thereunder and the Series' investment strategies
and restrictions as stated in the Fund's prospectus
and statement of additional information and any
specific criteria applicable to the Allocated Assets.
(f)	Report to the Board of Directors of the Fund at
such times and in such detail as the Board of
Directors may reasonably deem appropriate in
order to enable it to determine that the investment
policies, procedures  and  approved  investment
program of each Series (and any specific criteria
applicable to the Allocated Assets) are being
observed.
(g)	Upon request, provide assistance and
recommendations for the determination of the fair
value of certain securities when reliable market
quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's
Board of Directors.
(h)	Furnish, at its own expense, (i) all necessary
investment and management facilities, including
salaries of clerical and other personnel required for
it to execute its duties faithfully, and (ii)
administrative facilities, including  bookkeeping,
clerical  personnel and equipment necessary for
the efficient conduct of the investment advisory
affairs of each Series.
(i)	Open accounts with Foreign Account Tax
Compliance Act compliant broker-dealers and
futures commission merchants ("broker-dealers"),
select broker-dealers to effect all transactions for
e.ach Series, place all necessary orders with
broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable
law, purchase or sell orders for each Series may
be aggregated with contemporaneous purchase or
sell orders of other clients of the Sub-Advisor. In
such event allocation of securities so sold or
purchased, as well as the expenses incurred in the
transaction, will be made by the Sub-Advisor in the
manner the Sub-Advisor  considers to be the most
equitable and consistent with its fiduciary
obligations to the Fund and to other clients. The
Sub-Advisor will report on such allocations at the
request of the Manager, the Fund or the Fund's
Board of Directors providing such information as
the number of aggregated trades to which each
Series was a party, the broker-dealers to whom
such trades were directed and the basis for the
allocation for the aggregated trades. The Sub-
Advisor shall use its best efforts to obtain'
execution of transactions for each Series at prices
which are advantageous to the Series and at
commission rates that are reasonable in relation to
the benefits received. However, the Sub-Advisor
may select brokers or dealers on the basis that
they provide brokerage, research or other services
or products to the Sub-Advisor. To the extent
consistent with applicable law, the Sub-Advisor
may pay a broker or dealer an amount of
commission for effecting a securities transaction in
excess of the amount of commission or dealer
spread another broker or dealer would have
charged for effecting that transaction if the Sub-
Advisor determines in good faith that such amount
of commission is reasonable in relation to the
value of the brokerage and research products
and/or services provided by such broker or dealer.
This determination, with respect to brokerage and
research products and/or services, may be viewed
in terms of either that particular transaction or the
overall responsibilities which the Sub-Advisor and
its affiliates have with respect to each Series as
well as to accounts over which they exercise
investment discretion. Not all such services or
products need be used by the Sub-Advisor in
managing the Allocated Assets. In addition, joint
repurchase or other accounts may not be utilized
by the Series except to the extent permitted under
any exemptive order obtained by the Sub-Advisor
provided that all conditions of such order are
complied with.
(j)	Maintain all accounts, books and records with
respect to the Allocated Assets as are required of
an investment advisor of a registered investment
company pursuant to the 1940 Act and Investment
Advisers Act of 1940, as amended (the "Advisers
Act"), and the rules thereunder, and furnish the
Fund and the Manager with such periodic and
special reports as the Fund or the Manager may
reasonably request. In compliance with the
requirements of Rule 31a-3 under the 1940 Act,
the Sub-Advisor hereby agrees that all records that
it maintains for each Series are the property of the
Fund, agrees to preserve for the periods described
by Rule 31a-2 under the 1940 Act any records that
it maintains for the Series and that are required to
be maintained by Rule 31a-1 under the 1940 Act,
and further agrees to surrender promptly to the
Fund any records that it maintains for a Series
upon request by the Fund or the Manager. The
Sub-Advisor has no responsibility for the
maintenance of Fund records except insofar as is
directly related to the services the Sub-Advisor
provides to a Series.
(k)	Observe and comply with Rule 17j-1 under the
1940 Act and the Sub-Advisor's Code of Ethics
adopted pursuant to that Rule as the same may be
amended from time to time. The Manager
acknowledges receipt of a copy of the Sub-
Advisor's current Code of Ethics. The Sub-Advisor
shall promptly forward to the Manager a copy of
any material amendment to the Sub-Advisor's
Code of Ethics along with certification that the Sub-
Advisor has implemented procedures for
administering the Sub- Advisor's Code of Ethics.
(l)	From time to time as the Manager or the Fund may
request, furnish the requesting party reports on
portfolio transactions and reports on investments
held by a Series, all in such detail as the Manager
or the Fund may reasonably request. The Sub-
Advisor will make available its officers and
employees to meet with the Fund's Board of
Directors at the Fund's principal place of business
on due notice to review the investments of a
Series.
(m)	Provide such information as is customarily
provided by a sub-advisor, or as may be required
or reasonably requested by the Manager, for the
Fund or the Manager to comply with their
respective obligations under applicable laws,
including, without limitation, the Internal Revenue
Code of 1986, as amended (the "Code"), the 1940
Act, the Advisers Act, the Securities Act of 1933, as
amended (the "Securities Act"), and any state
securities laws, and any rule or regulation
thereunder. Such information includes, but is not
limited to: the Sub-Advisor's compliance manual
and policies and procedures adopted to comply
with Rule 206(4)-7 of the Advisers Act; the Sub-
Advisor's most recent annual compliance report or
a detailed summary of such report; timely and
complete responses to all Quarterly Compliance
Questionnaires (including the identification of any
material compliance matters and a copy of any
material changes to the Sub-Advisor's Rule 206(4)-
7 compliance policies and procedures, marked to
show changes along with a written summary of the
purpose of each such change); Annual Proxy
Voting Questionnaires; Annual Best Execution and
Soft Dollar Questionnaires, and responses to all
other requests from the Manager. The Sub-Advisor
agrees to make available for the Manager's review
all deficiency letters issued by the SEC together
with all responses given by Sub- Advisor to such
letters. The Sub-Advisor will advise the Manager of
any material changes in the Sub-Advisor's
ownership within a reasonable time after any such
change.
(n)	Vote proxies received on behalf of each Series
(with respect to the portion thereof allocated to the Sub-Advisor) in a manner consistent with the Sub-
Advisor's proxy voting policies and procedures and
provide a record of votes cast containing all of the
voting information required by Form N-PX in an
electronic format to enable the Series to file Form
N-PX as required by SEC rule.
(o)	Respond to tender offers, rights offerings and other
voluntary corporate action requests affecting
securities held by each Series (with respect to the
portion thereof allocated to the Sub-Advisor).
(p)	Cooperate with the Manager in its performance of
quarterly and annual tax compliance tests to
monitor the Series' compliance with Subchapter M
of the Code and Section 817(h) of the Code. If it is
determined by the Manager or its tax advisors that
the Series is not-in' compliance with the
requirements imposed by the Code, the Sub-
Advisor, in consultation with the Manager and its
tax advisors, will take prompt action to bring the
Series back into compliance with the time
permitted under the Code.
3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life
Insurance Company regarding transactions for the Fund in securities or other assets.

4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Allocated Assets, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for a Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates.

6.	Trade Errors
The Sub-Advisor will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-Advisor shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. For purposes under this
Section 6, "Trade Errors" are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities for the Series in an unintended amount or price; or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Fund's registration statement and/or imposed by applicable law or regulation (calculated at the Sub-Advisor's portfolio level), unless otherwise agreed to in writing.

7.	Supplemental  Arrangements
The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub-Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund; provided, however, that entry into any such arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement.

8.	Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

9.	Duration and Termination of This Agreement
No amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such Series, shall continue in effect thereafter for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance
Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.
If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor; with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated with respect to a Series at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days' written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment," "voting security" and "majority of the outstanding voting securities") shall be applied.

10.	Amendment of this Agreement
No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act) and by vote of a majority of the Board of Directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

11.	Additional Series
In the event the Manager wishes to appoint the Sub-
Advisor to perform the services described in this Agreement with respect to one or more additional Series of the Fund after the effective date of this Agreement, such Series will become a Series under this Agreement upon approval of this Agreement in the manner required by the 1940 Act and the amendment of Appendices A and B hereto.

12.	General Provisions
(a)	Each party agrees to perform such further acts and
execute such further documents as are necessary
to effectuate the purposes hereof. This Agreement
shall be construed and enforced in accordance with
and governed by the laws of the State of Iowa. The
captions in this Agreement are included for
convenience only and in no way define or delimit
any of the provisions hereof or otherwise affect
their construction or effect.
(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-
paid to the other party at such address as such
other party may designate for the receipt of such
notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Global Investors, LLC,
Attn:  Principal Funds, 711 High Street, Des
Moines, Iowa 50392-0200. The address of the
Sub-Advisor for this purpose shall be Logan Circle
Partners, L.P., 1717 Arch Street, Suite 1500,
Philadelphia , PA 19103, Attention: Legal
Department.
(c)	The Sub-Advisor will promptly notify the Manager
in writing of the occurrence of any of the following
events:
1. 	the Sub-Advisor fails to be registered as an
investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

1. 	the Sub-Advisor is served or otherwise
receives notice of any action, suit,
proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of a Series.

3. 	the Sub-Advisor becomes aware of any
pending or threatened action, suit,
proceeding, inquiry or, investigation that is reasonably likely to result in a conviction, order, judgment or decree issued with respect to it or any affiliate that could reasonably be expected to result in the Sub-
Advisor becoming ineligible to serve as an investment adviser of a registered investment company under the 1940 Act.

4. 	the Sub-Advisor becomes aware of a
transaction or series of transactions that is reasonably likely to result in a change in the management or control of the Sub- Advisor or a controlling person thereof or otherwise in the assignment (as defined in the 1940
Act) of this Agreement by the Sub-Advisor.

(d)	The Manager shall provide (or cause the Series
custodian to provide) timely information to the Sub-
Advisor regarding such matters as the composition
of the assets of a Series, cash requirements and
cash available for investment in a Series, and all
other reasonable information as may be necessary
for the Sub-Advisor to perform its duties and
responsibilities hereunder.
(e)	The Sub-Advisor represents that it will not enter
into any agreement, oral or written, or other
understanding under which the Fund directs or is
expected to direct portfolio securities transactions,
or any remuneration, to a broker or dealer in
consideration for the promotion or sale of Fund
shares or shares issued by any other registered
investment company. The Sub-Advisor further
represents that it is contrary to the Sub-Advisor's
policies to permit those who select brokers or
dealers for execution of Fund portfolio securities
transactions to take into account the broker's or
dealer's promotion or sale of Fund shares or
shares issued by any other registered investment
company.
(f)	The Sub-Advisor agrees that neither it nor any of
its affiliates will in any way refer to its relationship
with the Fund, the Series, or the Manager or any of
their respective affiliates in offering, marketing or
other promotional materials without the express
written consent of the Manager
(g)	This Agreement contains the entire
understanding and agreement of the parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


PRINCIPAL GLOBAL INVESTORS, LLC




By:
/s/ Michael J. Beer

Name:
Michael J. Beer

Title:
Executive Director - Principal Funds




By:
/s/ Adam U. Shaikh

Name:
Adam U. Shaikh

Title:
Counsel


LOGAN CIRCLE PARTNERS, L.P.




By:
/s/ Jude Driscoll

Name:
Jude Driscoll

Title:
Chief Executive Officer





APPENDIX  A


[INTENTIONALLY OMITTED]

APPENDIX  B


Effective Date and Initial Term of Sub-Advisory Agreement for each Series
Series
Effective Date
Initial Term
Global Diversified Income Fund
09/15/2017
2 Years